                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement   / / Confidential, for Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        ORANGE AND ROCKLAND UTILITIES
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                        ORANGE AND ROCKLAND UTILITIES
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[O&R LOGO]
ORANGE AND ROCKLAND  One Blue Hill Plaza, Pearl River, New York 10965


                                                                  March 10, 1995

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Orange and Rockland Utilities, Inc. to be held in the auditorium of the Company's Operations Center, 390 West Route 59, Spring Valley, New York, on Wednesday, April 12, 1995, at 10:30 A.M.

    As always, your management looks forward to the Annual Meeting as an opportunity to report to you with regard to all matters, and to hear your comments and suggestions, which in the past have often proved valuable. If you plan to attend the meeting, please mark the box provided on the enclosed proxy card.

    The vote of every shareholder is important. Whether or not you plan to attend the meeting, please fill in, date, sign and return your proxy promptly. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

                                                 Sincerely yours,

                                          /s/ H. KENT VANDERHOEF

                                          H. KENT VANDERHOEF
                                          Chairman of the Board of Directors

                      ORANGE AND ROCKLAND UTILITIES, INC.

                              ONE BLUE HILL PLAZA
                          PEARL RIVER, NEW YORK 10965

                            ------------------------

                NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

TO THE COMMON SHAREHOLDERS:

     You are hereby notified that the Annual Meeting of Shareholders of Orange and Rockland Utilities, Inc. will be held at the Company's Operations Center located at 390 West Route 59, Spring Valley, New York, on Wednesday, April 12, 1995, at 10:30 A.M. for the following purposes:

     1. To elect four Directors.

     2. To authorize the appointment of the firm of Arthur Andersen LLP as independent public accountants for the year 1995.

     3. To act on such other matters as may properly come before the meeting or any adjournments thereof.

     The enclosed form of proxy has been prepared at the direction of the Board of Directors of the Company and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

IF YOU DO NOT EXPECT TO BE PRESENT PERSONALLY AND YOU WISH YOUR SHARES VOTED AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY BY MAIL IN THE POSTAGE-PAID ENVELOPE SENT YOU HEREWITH FOR THAT PURPOSE. IF YOU LATER FIND THAT YOU CAN BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE OR CHANGE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

     The Board of Directors has fixed the close of business on March 3, 1995 as the time when shareholders entitled to notice of and to vote at such meeting shall be determined and all persons who are holders of record of Common Stock at such time, and no others, shall be entitled to notice of and to vote at such meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          H. KENT VANDERHOEF
                                          Chairman of the Board of Directors

                                          G. D. CALIENDO
                                          Vice President, General Counsel
                                            and Secretary

March 10, 1995

                      ORANGE AND ROCKLAND UTILITIES, INC.

                              ONE BLUE HILL PLAZA
                          PEARL RIVER, NEW YORK 10965

                                                                  March 10, 1995

                                PROXY STATEMENT

             ANNUAL MEETING OF COMMON SHAREHOLDERS, APRIL 12, 1995

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form for use at the 1995 Annual Meeting of Shareholders of Orange and Rockland Utilities, Inc. ("Company") and any and all adjournments thereof. Each proxy may be revoked at any time before its exercise. Every properly signed proxy will be voted unless previously revoked. A shareholder may revoke his proxy at any time before it is voted by filing with the Company a written revocation or a duly executed proxy bearing a later date. A shareholder attending the meeting in person may revoke his proxy and vote in person if he desires to do so, but attendance at the meeting will not itself revoke his proxy. Every properly signed proxy will be voted (or not voted) in accordance with the shareholder's specifications thereon and will be voted as recommended by the Board of Directors if no instructions are indicated. Should any matter other than as indicated herein properly come before the meeting for a vote (including any proposed adjournment), the persons designated as proxies will vote thereon in accordance with their best judgment. If any proposal has not received sufficient votes for approval at the Annual Meeting, management will consider one or more adjournments to permit additional voting on the proposal.

     The annual report of the Company for the year 1994 containing financial statements, which is not a part of this proxy statement, was mailed to shareholders commencing February 27, 1995.

     The voting securities of the Company issued and outstanding on March 3, 1995 consisted of 13,653,075 shares of Common Stock, $5 par value per share ("Common Stock"), entitling the holders thereof to one vote per share. Holders of Common Stock of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     IF A SHAREHOLDER PARTICIPATES IN A DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN, ANY PROXY GIVEN BY SUCH SHAREHOLDER WILL ALSO GOVERN THE VOTING OF ALL FULL SHARES OF COMMON STOCK HELD FOR THE SHAREHOLDER'S ACCOUNT UNDER SUCH PLAN, UNLESS CONTRARY INSTRUCTIONS ARE RECEIVED.

     A majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions, votes withheld from Director nominees and broker non-votes will be included in determining whether a quorum is present.

     The election of Director nominees requires a plurality of the votes cast. Each other matter presented to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions, votes withheld from Director nominees and broker non-votes will not be included in determining the number of votes cast on a matter.

                            1. ELECTION OF DIRECTORS

     Under the Company's Certificate of Incorporation and By-Laws, the members of the Board of Directors are classified into three classes, one of which is elected at each annual meeting of common shareholders to hold office for a three-year term until successors of such class are elected and qualified. There are currently nine Directors. At the 1995 Annual Meeting four Directors are to be elected, three of whom shall be members of the class of 1998 and one of whom shall be a member of the class of 1996.

     The Board of Directors has designated James F. O'Grady, Jr., D. Louis Peoples and H. Kent Vanderhoef as nominees for election as Directors for three-year terms expiring at the 1998 Annual Meeting of Shareholders and Frederic V. Salerno as a nominee for a one-year term expiring at the 1996 Annual Meeting of Shareholders. All nominees are presently Directors of the Company. Mr. O'Grady and Mr. Vanderhoef were each elected as members of the class of 1995 at the 1992 annual meeting. Mr. Peoples was elected by the Board of Directors on July 14, 1994 to fill a newly-created directorship and Mr. Salerno was elected to the Board of Directors on February 2, 1995 to fill a newly-created directorship. Mr. Salerno's election became effective on March 3, 1995 upon receipt of Federal Energy Regulatory Commission approval, which was required under the terms of the Federal Power Act. Victor J. Blanchet, Jr. resigned as President, Chief Operating Officer and a Director effective March 1, 1995. Frank
A. McDermott, Jr. will retire from the Board of Directors at the 1995 Annual Meeting and is not a candidate for reelection.

     The persons named in the enclosed form of proxy, or their substitutes, will vote, unless otherwise specified, shares represented by executed proxies for the election as Directors of each of the four nominees. In the event that, due to unforeseen circumstances, any nominee is unable to serve, the persons named in the form of proxy, or their substitutes, may vote in their discretion for a substituted nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

     Shown below as to each nominee and each Director continuing in office is the person's age as of February 28, 1995, business experience for the past five years, membership on committees of the Board of Directors of the Company, as applicable, and period of service as a Director of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

ONE-YEAR TERM EXPIRING IN 1996

                        FREDERIC V. SALERNO, AGE 51, DIRECTOR SINCE FEBRUARY
                        1995

                        Vice Chairman -- Finance and Business Development, and
     [PHOTO]            a member of the Board of Directors, of NYNEX
                        Corporation, White Plains, New York, a
                        telecommunications company, since 1991. President and Chief Executive Officer of New York Telephone Company from 1987 to 1991.

                        Director of Avnet Inc., The Bear Stearns Companies
                        Inc. and Viacom Inc.

                        Member, World Telecommunications Advisory Council of the International Telecommunication Union.

                        Chairman of the Board of Trustees, State University of
                        New York; Trustee, Inner-City Scholarship Fund. Local
                        Initiatives Support Corporation.

THREE-YEAR TERM EXPIRING IN 1998

                        JAMES F. O'GRADY, JR., AGE 67, DIRECTOR SINCE 1980

                        President, O'Grady and Associates, Goshen, New York, a media brokerage and consulting firm he founded in 1986, Vice President, Allcom Marketing Corp., Goshen,
     [PHOTO]            New York, since 1987 and President, Branson Country
                        Radio Network, Inc., Branson, Missouri, a satellite network serving United States and international radio stations, from 1993 to 1994.

                        Director, SFX Broadcasting, Inc., Video for Broadcast,
                        Inc. and The Insurance Broadcast System, Inc.

                        Mr. O'Grady, an attorney, has been Of Counsel to the law firm of Cahill & Cahill, Brooklyn, New York, since
                        1986.

                        Trustee, St. John's University. Honorary Director,
                        Horton Memorial Hospital. Director, Coalition for
                        Lithuanian Development. Chairperson, Communications
                        Advisory Council for Marist College. Member,
                        Communications Arts Advisory Council of St. John's
                        University.

                        Chairman, Compensation Committee and Member, Executive
                        Committee.


                        D. LOUIS PEOPLES, AGE 54, DIRECTOR SINCE 1994

                        Vice Chairman of the Board of Directors and Chief
                        Executive Officer of the Company, Pearl River, New
     [PHOTO]            York, and of Rockland Electric Company ("Rockland
                        Electric") and Pike County Light & Power Company
                        ("Pike"), the Company's utility subsidiaries, since
                        July 1994.

                        Mr. Peoples was Executive Vice President, and a member of the Board of Directors, of Madison Gas and Electric
                        Company, Madison, Wisconsin, an investor-owned electric and gas utility, from 1992 to 1993. He was Senior Vice President of RCG/Hagler, Bailly, Inc., San
                        Francisco, California, a management consulting firm specializing in energy and environmental affairs, from 1991 to 1992, and was Senior Vice President, and a member of the Board of Directors, of the Nuclear
                        Services Division of Tenera, L.P., Berkeley,
                        California, a consulting firm specializing in nuclear power regulatory and management issues, from 1990 to 1991. Mr. Peoples was a Vice President of Bechtel
                        Power Corporation, San Francisco, California, an international engineering-construction firm, from 1981 to 1990.

                        Director, Rockland Economic Development Corporation.

                        Member, Executive Board, Boy Scouts of
                        America -- Rockland County Council.

                        Member, Executive Committee.

                        H. KENT VANDERHOEF, AGE 72, DIRECTOR SINCE 1976

                        Chairman of the Board of Directors of the Company,
                        Pearl River, New York and of Rockland Electric and
     [PHOTO]            Pike since July 1994.

                        Mr. Vanderhoef was acting Chairman of the Board of Directors of the Company from October 7, 1993 to July
                        14, 1994.

                        Director, Rockland Electric and Pike since March 1994.
                        Chairman, Executive Committee and Member, Audit Com-mittee.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

TERM EXPIRING IN 1997

                        J. FLETCHER CREAMER, AGE 68, DIRECTOR SINCE 1987

                        Chairman of the Board of Directors, J. Fletcher
                        Creamer & Son, Inc., Hackensack, New Jersey, a
     [PHOTO]            construction company.

                        Trustee, Hackensack Medical Center, D.A.R.E. of New
                        Jersey and 200 Club of Bergen County. Director,
                        Commerce and Industry Association of Northern New
                        Jersey and the New Jersey Alliance for Action.

                        Member, Audit Committee.


                        KENNETH D. MCPHERSON, AGE 60, DIRECTOR SINCE 1993

                        Senior Partner, Waters, McPherson, McNeill, P.A.,
                        Secaucus, New Jersey, a law firm, since 1963.
     [PHOTO]            Director, Bally Gaming International, Inc.

                        Member, Hudson County Bar Association, New Jersey
                        State Bar Association, American Bar Association.

                        Member, Compensation Committee.

                        LINDA C. TALIAFERRO, AGE 47, DIRECTOR SINCE 1990

                        Taliaferro & Associates, Harrisburg and Philadelphia,
                        Pennsylvania, established in 1991.
     [PHOTO]
                        Ms. Taliaferro was a partner in the law firm of Reed
                        Smith Shaw & McClay, Harrisburg, Pennsylvania from
                        1988 to 1991.

                        Ms. Taliaferro was a Commissioner of the Pennsylvania
                        Public Utilities Commission from 1979 until 1988, and served as its Chair from 1983 until 1987.

                        Director, Resources of the Future, Washington, DC. Pro bono Counsel to the Interfaith Coalition on Energy of Philadelphia.

                        Member, The Urban League of Washington, DC, American
                        Association of Blacks in Energy, American Bar
                        Association.

                        Member, Audit Committee.

TERM EXPIRING IN 1996

                        RALPH M. BARUCH, AGE 71, DIRECTOR SINCE 1983

                        Consultant to Viacom International, Inc., New York,
                        New York, a diversified communications and
     [PHOTO]            entertainment company, since 1987.

                        Mr. Baruch was President of Ralph M. Baruch, Inc., a communications consulting firm, from 1987 to 1992.

                        Mr. Baruch was the founder, and served as Chief
                        Executive Officer of Viacom from 1971 until 1983, and
                        Chairman of the Board of Directors of Viacom from 1983 until 1987. Mr. Baruch was a Senior Fellow, Gannett
                        Center for Media Studies at Columbia University from
                        1987 until 1988.

                        Trustee, Carnegie Hall and Lenox Hill Hospital.
                        Member, The New York City Cultural Affairs Advisory
                        Commission.

                        Member, Compensation Committee and Executive
                        Committee.


                        MICHAEL J. DEL GIUDICE, AGE 52, DIRECTOR SINCE 1988

                        Investment Banker, Lazard Freres & Co., New York, New
                        York, an investment banking firm. General Partner
     [PHOTO]            since 1987.

                        Trustee, The City University of New York. Chairman,
                        Hudson River Park Conservancy, Chairman, Governor's
                        Committee on Scholastic Achievement. Member of the
                        Board, Hazelden Foundation.

                        Chairman, Audit Committee and Member, Executive Com-mittee.

     During 1994 the Board of Directors held 16 meetings. In addition, the following Committees of the Board of Directors held the following meetings: the Audit Committee held 13 meetings; the Compensation Committee held 10 meetings; the Executive Committee held 14 meetings; and the Special Committee held 14 meetings.

     The Audit Committee, composed of outside Directors, assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process. The Audit Committee is also responsible for oversight of the Company's ethics program. The Compensation Committee, also composed of outside Directors, reviews and recommends to the Board of Directors compensation levels of all Company officers. The Special Committee, comprised of outside directors, was created in August 1993 to conduct an independent investigation of issues arising out of the arrest by the Rockland County District Attorney of a then Vice President of the Company on charges of grand larceny, commercial bribery and making campaign contributions under a false name. The Special Committee was disbanded on September 8, 1994 following the presentation to the Board of Directors of its report on the independent investigation.

     The Executive Committee of the Board of Directors acts as the Nominating Committee. It evaluates candidates for nomination to the Board of Directors and aids in attracting qualified candidates. The Executive Committee will consider the names of qualified persons recommended in writing by shareholders. Shareholders wishing to recommend candidates for nomination to the Board of Directors should submit the name, qualifications and a written consent of the candidate to H. Kent Vanderhoef, Chairman of the Board of the Company. Such submissions will be accepted at any time and will be considered when vacancies occur.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James F. O'Grady, Jr., a member of the Compensation Committee, at the request of the Board of Directors of the Company, is assisting a subsidiary of the Company in effecting the sale of the subsidiary's radio broadcasting properties. The sale of such properties, which it is anticipated will be completed during the second quarter of 1995, is expected to be for an aggregate purchase price of approximately $7,275,000. Mr. O'Grady will receive a payment of $900 per day for each day he devotes to effecting these transactions. Mr. O'Grady was paid $45,900 with respect to such services performed during 1994.

COMPENSATION OF DIRECTORS

     Directors who are not current or former officers of the Company or its subsidiaries each are paid an annual retainer of $20,000 and a fee of $900 for each meeting of the Board of Directors such Director attends, except that the Chairman of the Board of Directors is paid a fee of $1,800 for each such meeting attended. Each such Director is also paid a fee for each Committee meeting attended in the amount of $700 if the Committee meeting is held on the same day as a meeting of the Board of Directors or $800 if held on a separate day. Each such Director was also paid a fee in the amount of $900 for each meeting of the Special Committee attended. The independent Directors of the Company approved the payment of $50,000 to Ms. Taliaferro, Chair of the Special Committee, for extraordinary services performed in 1994. Pursuant to a deferred compensation plan for non-employee Directors, eligible Directors may elect to defer all or any part of their compensation for services as a Director. In the event of a change in control of the Company, all deferred amounts would be payable immediately.

     The Company has a Post-Director Service Retainer Continuation Program ("Program") for non-employee Directors. To be eligible for the Program, a Director must have served on the Board of Directors for a period of at least five years ("Eligible Director"). The Program provides for the continuation to the Eligible Director of the annual Board service retainer and any annual Committee service retainer for a period equal to the Eligible Director's years of service on the Board. Payments commence (i) if the Eligible Director is living, as of the later of the Eligible Director's attaining age 65 or ceasing to be a member of the Board of Directors or (ii) in the case of the death of an Eligible Director prior to the commencement of payments, following the 65th anniversary of the Director's birth. In the event an Eligible Director dies, either while serving on the

Board or after retiring from the Board, and where payments remain to be made, the remaining payments will be made to the Director's beneficiary. In the event of the death of a beneficiary to whom payments are due, the remaining payments will be made to the beneficiary's estate. Under the Company's By-Laws, a Director cannot be 70 years of age or older upon election except those Directors elected on or before April 11, 1990 and who were 60 years of age or older on that date cannot be 75 years of age or older upon election. In the event of a change in control of the Company, a Director's benefits would vest and be paid in a lump sum cash amount equal to the present value of the payments that would otherwise have been made.

     J. Fletcher Creamer & Son, Inc., of which Mr. J. Fletcher Creamer is Chairman of the Board, has for many years performed excavation and related work for the Company and its New Jersey utility subsidiary. Payments of $120,676 were made in 1994 for work performed, all of which was contracted for pursuant to competitive bid.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows all of the Company's equity securities beneficially owned as of February 28, 1995 by each present Director, each executive officer (including three former officers and two other employees who are not officers but perform policy-making functions) named on the Summary Compensation Table ("named executive officers") and by all Directors and executive officers, including named executive officers, as a group.

                                                                COMMON
                                                             SHARES OWNED
                            NAME                          BENEFICIALLY(1)(2)
           ---------------------------------------       ---------------------
           Ralph M. Baruch                                        3,995
           Robert J. Biederman, Jr.                                   0
           Victor J. Blanchet, Jr.                                3,224
           George V. Bubolo, Jr.                                     20
           J. Fletcher Creamer                                    6,111
           Michael J. Del Giudice                                   500
           Frank E. Fischer                                         429
           R. Lee Haney                                               0
           Robert J. McBennett                                      200
           Frank A. McDermott, Jr.                                  697
           Kenneth D. McPherson                                   1,000
           James F. O'Grady, Jr.                                    600
           D. Louis Peoples                                         199
           Victor A. Roque                                            0
           Frederic V. Salerno                                        0
           Linda C. Taliaferro                                       57
           Vincent R. Tummarello                                    601
           H. Kent Vanderhoef                                     2,572
           18 Directors and executive officers as a group        20,205

- ---------------

     (1) Based on information furnished to the Company by the Directors and executive officers. Includes shares owned beneficially pursuant to the Company's Management Employees' Savings Plan through December 31, 1994, the latest date for which such information is available.

     (2) As of February 28, 1995, no Director owned beneficially more than 0.044% of the outstanding shares of Common Stock of the Company, no named executive officer owned more than 0.023% of such shares, and Directors and officers as a group owned 0.147% of such shares.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file with the Securities and Exchange Commission ("SEC") reports on Forms 3, 4 and 5 disclosing ownership and changes in ownership of Company stock. The Directors and executive officers are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of reports furnished to it or written representations of certain Directors and executive officers that no reports were required with respect to their beneficial ownership of Company stock during fiscal year 1994, the Company believes that during its 1994 fiscal year all Section 16(a) filing requirements applicable to its Directors and officers were complied with except that a report on Form 5 was filed late by former Director John F. White and the Company did not receive a copy of a Form 5 from former executive officer Patrick J. Chambers, Jr. or former Director James F. Smith.

     In addition, based on an evaluation performed in February 1995 it was determined that as a result of a November 1, 1994 internal restructuring of responsibilities and duties, two Company employees, George V. Bubolo, Jr. and Vincent R. Tummarello, now perform policy-making functions for the Company. These individuals filed Form 3 Initial Statements of Beneficial Ownership of Securities with the SEC in February 1995 referencing the November 1, 1994 date of the restructuring.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation program for executive officers is established and administered by the Compensation Committee of the Board of Directors. All members of the Compensation Committee are independent, non-employee Directors who are not eligible to participate in any part of the executive compensation program.

     In designing its 1994 executive compensation program, the Company endeavored to link the compensation paid to executive officers with enhanced shareholder value and customer service. This program was intended to align the financial interests of its executive officers and shareholders while rewarding executives for achievements which benefit the Company's customers. The Compensation Committee, working with independent compensation consultants retained by it, is revising the compensation program for 1995, consistent with the Company's compensation philosophy, so as to further strengthen the link between executive compensation and enhanced shareholder value and customer service.

COMPENSATION PHILOSOPHY

     The Company believes that executive officer compensation should reflect corporate and individual performance, rewarding, when appropriate, the execution of business strategies and operating results which enhance shareholder value and customer service. Based on this philosophy, the Company's executive compensation arrangements are designed to:

     - provide a strong and direct link between executive pay and Company performance on behalf of its shareholders and customers;

     - attract, motivate and retain key executives;

     - compensate executives for their successful long-term strategic management of the Company;

     - establish compensation opportunities based on competitive practices of comparably-sized companies which represent potential markets for the executives' talent; and

     - base actual compensation on the achievement of the Company's annual goals, long-term strategic objectives and performance relative to other utilities.

SALARY AND TOTAL COMPENSATION LEVELS

     1994 base salaries were positioned within the mid-=range of practice for comparably-sized utilities. Total compensation opportunities, comprised of base salary plus incentives, for 1994 were positioned to approximate the average of general and utility industry median total pay levels. This positioning was chosen to ensure that compensation accurately reflects the Company's marketplace for talent, which is broader than the utility industry.

     The utilities used for pay comparisons were a broader group of electric and gas utilities than in the Standard & Poor's Utilities Index referenced in the performance graph on page 11. The Committee believes these utilities are representative of the industry. The Company uses companies of comparable revenue-size in the Standard & Poor's 500 Index for its general industry comparisons.

INCENTIVE COMPENSATION

     An element of executive compensation for a number of years has been incentive awards for the achievement of one-year and three-year goals under an incentive compensation plan which covers officers and certain other key management employees of the Company.

     The Company's Incentive Compensation Plan which was in effect during 1994 (the "Incentive Plan") was designed to recognize and reward, where appropriate, outstanding management achievement, and to foster efficient, quality service to customers while returning a competitive yield to shareholders.

     Under the Incentive Plan, the Compensation Committee approved the setting of goals and objectives upon which incentive compensation awards were based, subject to the review and approval of the Board of Directors. There are two components to the Incentive Plan: an annual incentive plan, based on the attainment of one-year objectives (the "one-year goals"), and a long-term incentive plan, based on the attainment of performance objectives covering a three-year period (the "three-year goals"). The maximum payout level for performance that substantially exceeded expectations was 150% of target payment levels for goals set prior to 1994 and 120% of target payment levels for goals set in 1994. The Incentive Plan provides that no payment is made if performance is below specified levels.

ONE-YEAR GOALS

     In 1994, the Company had three one-year goals: (1) maintain a high level of customer service by minimizing field service and customer inquiry response time and achieving an acceptable level of customer service reliability; (2) meet earnings per average common share goals for calendar year 1994; and (3) reduce electrical energy production cost. The first and third of these goals were each weighted 25% and the second goal was weighted 50%. During 1994, performance of the first two goals was somewhat below target, resulting in payouts of 75% and 65% of target awards, respectively, and the third goal was exceeded in an amount sufficient to result in the maximum payout of 120% of target. The weighted average of these factors combined to result in an 81% payout level. The Committee recommended, and the Board of Directors approved, applying this payout percentage to previously-established incentive opportunities (which were determined as described above under "Salary and Total Compensation Levels"), and reducing such amounts to reflect service for less than the full year in certain cases. The Committee also decided that no incentive awards would be paid to certain executives whose employment with the Company terminated in 1994.

     The Committee also considered whether to make payment with respect to achievement of the 1993 one-year goals, which decision had previously been deferred, and concluded that such awards would not be paid to any of the executive officers.

THREE-YEAR GOALS

     The Company's long-term incentive goals for 1992-94 were: (1) earn the Company's allowed rate of return on equity; (2) achieve favorable retail price comparisons based on specific measures for each energy category; and (3) achieve demand-side management objectives for the three-year period in order to satisfy the electric peak demand requirements of the Company's customers. These three goals were weighted at 50%, 30% and 20%, respectively. These goals resulted in a payout level of 55%, 112%, and 150% of target levels, respectively, for a weighted average payout of 91% of target. The Committee recommended, and the Board of Directors approved, applying this payout percentage to previously-established incentive opportunities (which were determined as described above under "Salary and Total Compensation Levels"), and reducing such amounts to reflect service for less than the full three-year performance period in certain cases. The Committee also decided that no incentive awards would be paid to certain executives whose employment with the Company terminated in 1994.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Peoples was named Vice Chairman of the Board of Directors and Chief Executive Officer of the Company effective July 14, 1994. Mr. Peoples' base salary for his service to the Company was set with reference to the mid-range of practice with respect to chief executive officers at comparably-sized utilities.

His incentive opportunity was set so that the sum of salary and incentive opportunity would approximate the average of general and utility industry median total pay levels.

     Mr. Blanchet was Acting Chief Executive Officer of the Company from October 7, 1993 to July 14, 1994. Mr. Blanchet's base salary for his service to the Company as Acting Chief Executive Officer was set with reference to the mid-range of practice with respect to chief executive officers at comparably-sized utilities, and his incentive opportunity was set so that the sum of salary and incentive opportunity would approximate the average of general and utility industry median total pay levels.

     In the case of both Mr. Peoples and Mr. Blanchet, payment under the Incentive Plan was based on the objectively-determined payout percentages described above, with Mr. Peoples' awards pro rated to reflect his period of service with the Company.

1995 COMPENSATION PROGRAM

     Beginning in 1995, the Compensation Committee intends to move in the direction of reducing the percentage of an executive officer's total compensation consisting of fixed salary, and increasing the percentage represented by incentive compensation. Incentive compensation will continue to have a one-year and a three-year component. Like the current program, the one-year awards will be based on attainment of objective criteria established by the Committee at the beginning of the year, and may include some of the same performance criteria. The three-year goals under the Incentive Plan will be replaced by a three-year Performance Share Plan. Cycles under this plan would be overlapping, whereas under the Incentive Plan a new cycle begins only after the prior cycle has ended. The Committee believes that this structure will better reflect the nature of long-term planning, in which long-term goals evolve from year to year. At the start of each cycle, participants will be contingently granted a number of performance share units. Dividends will be credited on all share units to increase the number of share units granted. To the extent the units are earned, they will be paid out based on the market price of the Company's common stock at the end of the cycle. Although the performance criteria have not yet been established, the Committee expects that one of the criteria will be total shareholder return compared to a peer group of companies. By virtue of this factor and because the value of a share unit will be based on the market price of the Company's stock, the Committee believes that this program will further link executive compensation with enhanced shareholder value.

POLICY WITH RESPECT TO SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that, unless an appropriate exemption applies, a tax deduction for the Company for remuneration of certain officers named on the Summary Compensation Table will not be allowed to the extent such remuneration in any taxable year exceeds $1 million. As no officer of the Company received remuneration during the 1994 fiscal year approaching $1 million, the Company has not developed an executive compensation policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Code.

                             COMPENSATION COMMITTEE

James F. O'Grady, Jr., Chairman     Frank A. McDermott, Jr.
Ralph M. Baruch                     Kenneth D. McPherson

March 2, 1995

PERFORMANCE GRAPH AND INFORMATION

                Comparison of Five Year Cumulative Total Return*
        Orange and Rockland Utilities, Inc., Standard & Poor's 500 Index
                     and Standard & Poor's Utilities Index

      Measurement Period          Orange and
    (Fiscal Year Covered)          Rockland        S&P 500      S&P Utilities
1989                                100.00          100.00          100.00
1990                                106.50           96.89           97.44
1991                                140.42          126.42          111.69
1992                                161.30          136.05          120.72
1993                                166.58          149.76          138.15
1994                                143.65          151.74          127.18

              * Assumes $100 invested on December 31, 1989 and reinvestment of dividends.

     As can be seen from the performance graph and data in the Cumulative Total Return Table, the value of an investment in the Company's Common Stock, including the reinvestment of dividends, consistently increased during the four year period from December 31, 1989 to December 31, 1993. For the one year ended December 31, 1994, the value of an investment in the Company's Common Stock, including the reinvestment of dividends, declined 13.8%.

     For the year ended December 31, 1994, the value of the Standard & Poor's Utilities Index declined 7.9%, partly due to rising interest rates. New York electric and gas utilities, however, experienced greater declines in value than the average for the industry in 1994. The average decline in the total return for the New York utilities (excluding the Company) for the one year ended December 31, 1994 was 20.5%. This percentage was calculated by compounding the sum of the change in each company's market price and dividends declared, on a monthly basis, for 1994 (the same methodology used in compiling the data used in the Cumulative Total Return Table) and averaging the annual results for the six companies.

                           SUMMARY COMPENSATION TABLE

     The table below shows all compensation awarded to, earned by or paid to persons serving as Chief Executive Officer in 1994 and the seven other most highly compensated executive officers (including two other former officers and two other employees who are not officers but perform policy-making functions) of the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1994, December 31, 1993 and December 31, 1992:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                           ANNUAL COMPENSATION          COMPENSATION
                                                    ---------------------------------   ------------
                                                                            OTHER         PAYOUTS            ALL
                                                                            ANNUAL      ------------        OTHER
                                                    SALARY       BONUS   COMPENSATION   LTIP PAYOUTS     COMPENSATION
        NAME & PRINCIPAL POSITION          YEAR       ($)       ($)(1)      ($)(2)         ($)(3)           ($)(4)
- ------------------------------------------ -----    -------     -------  ------------   ------------     ------------
D. Louis Peoples(5)                         1994    150,900      39,487          0              0                0
Vice Chairman of the
  Board and Chief
  Executive Officer

Victor J. Blanchet, Jr.(6)                  1994    300,000      72,900          0         47,083           13,475
Former President, Chief                     1993    256,401           0          0              0           12,808
  Operating Officer, and Former             1992    227,000      72,216          0         94,168            9,601
  Acting Chief Executive Officer

R. Lee Haney(7)                             1994     59,830      10,530          0              0                0
Vice President and
  Chief Financial Officer

Robert J. Biederman, Jr.                    1994    146,200      15,147          0         11,544            2,349
Vice President                              1993    134,500           0          0                           2,751
                                            1992    127,250      31,060          0         23,083            2,437

Robert J. McBennett                         1994    106,500       8,626          0         10,964            1,869
Treasurer                                   1993    105,375           0          0              0            2,425
                                            1992    100,700      15,504          0         21,928            2,099

George V. Bubolo, Jr.                       1994    124,358       7,867          0          9,062            1,895
Director, Engineering and
  System Operations

Vincent R. Tummarello                       1994    117,879       8,303          0          8,172            1,416
Division Vice President,
  Electric Production

Frank E. Fischer(8)                         1994    137,500           0          0         20,060            3,602
Former Vice President                       1993    163,250           0      2,825              0            5,212
                                            1992    156,250      35,945      1,637         40,122            4,432

Victor A. Roque                             1994    132,262           0          0         19,784            3,338
Former Vice President, General              1993    163,250           0        221              0            4,483
  Counsel and Secretary                     1992    156,250      29,645         51         39,568            4,236

- ---------------
     (1) Pursuant to the Incentive Plan (described in the Compensation Committee Report on Executive Compensation), the amount of annual awards depends upon the level of achievement of one-year goals and such awards are paid at the discretion of the Board of Directors. If performance is below a minimum level, no award is earned. No annual awards were paid for 1993.
     (2) Interest in excess of 120% of the long-term federal rate, with compounding, prescribed under section 1274(d) of the Internal Revenue Code, paid or payable on compensation deferred at the officer's election.
     (3) Pursuant to the Incentive Plan, the amount of long-term awards depends upon the achievement of long-term goals. Such awards are paid at the discretion of the Board of Directors. If performance is below a minimum level, no award is earned. Installments of long-term incentive awards earned for the period 1989-1991 were payable in three annual installments beginning in 1992. The first installment was paid in February 1992. The second installment, which ordinarily would have been paid in February 1993, was approved by the Board of Directors for payout in December 1992 and, consequently, no payment of the long-term incentive award was made in 1993. The third annual installment was paid in February 1994.
     (4) Interest earned on long-term incentive awards which were deferred under the terms of the Incentive Plan and not at the election of the officer.
     (5) Mr. Peoples was appointed Vice Chairman of the Board and Chief Executive Officer effective July 14, 1994.
     (6) Mr. Blanchet, who served as Acting Chief Executive Officer from October 7, 1993 until July 14, 1994, resigned as President, Chief Operating Officer and a Director effective March 1, 1995.
     (7) Mr. Haney was appointed Vice President and Chief Financial Officer on September 8, 1994.
     (8) The amounts of incentive compensation for Mr. Fischer are currently being held in escrow.

LONG-TERM COMPENSATION

     The Company's Incentive Plan provides for one-year awards (which are reported in the Bonus column of the Summary Compensation Table) and three-year awards. The Incentive Plan provides for discrete three-year performance cycles, with a new cycle beginning only after completion of the prior cycle. At the beginning of a cycle, the Compensation Committee of the Board of Directors designates, subject to approval by the full Board of Directors, the goals for the cycle, the participants for the cycle, and each participant's target award as a percentage of base salary (which percentage is applied to the participant's base salary for each year in the performance period). The Board of Directors has discretion to make subsequent adjustments in the criteria established for any award period, whether before or after the end of the award period, to assure the incentive characteristics of the Incentive Plan and to avoid distortions in implementation. At the end of the cycle, the Compensation Committee, subject to approval by the full Board of Directors, determines the extent to which the goals for the cycle were satisfied, and the percent of the target award which is to be paid out to each participant. Payment of the award is generally made in three annual installments beginning in the year after completion of the cycle, but may be deferred at the discretion of the Board of Directors until the participant's retirement, death, disability or severe hardship.

     The cycle covering 1994 performance is the cycle which began in 1992, at which time goals and target awards were set. The goals for the period were (1) to earn the Company's allowed rate of return on equity; (2) to achieve favorable retail price comparisons for electric and gas operations; and (3) to achieve demand-side management objectives for the three-year period in order to satisfy the electric peak demand requirements of the Company's customers. The only target award set during 1994 was for Mr. Peoples, who commenced employment with the Company during the year. His target for his period of service in 1994 was $48,750, with a threshold award (for the minimum below-target performance at which an award will be paid) of $6,100 and a maximum award (for exceptional performance) of $50,000.

PENSION PLANS

     The following table sets forth as of December 31, 1994 the estimated aggregate annual benefit payable under the Company's non-contributory Employees' Retirement Plan ("Retirement Plan") as well as under the Officers' Supplemental Retirement Plan ("Supplemental Plan") to participants in the Supplemental Plan upon retirement at age 65.

                            SUPPLEMENTAL PLAN TABLE

                                    YEARS OF SERVICE
                 -------------------------------------------------------
REMUNERATION       15          20          25          30          35
- ------------     -------     -------     -------     -------     -------
   100,000        50,000      60,000      62,500      65,000      67,500
   125,000        62,500      75,000      78,125      81,250      84,375
   150,000        75,000      90,000      93,750      97,500     101,250
   175,000        87,500     105,000     109,375     113,750     118,125
   200,000       100,000     120,000     125,000     130,000     135,000
   225,000       112,500     135,000     140,625     146,250     151,875
   250,000       125,000     150,000     156,250     162,500     168,750
   300,000       150,000     180,000     187,500     195,000     202,500
   400,000       200,000     240,000     250,000     260,000     270,000
   450,000       225,000     270,000     281,250     292,500     303,750
   500,000       250,000     300,000     312,500     325,000     337,500

     Compensation covered by the Retirement Plan consists of regular compensation, which excludes any bonus, overtime, special pay or incentive compensation. Compensation covered by the Supplemental Plan consists of regular compensation and, in addition, for officers who have completed at least 11 years of service, incremental portions of an amount equal to the scheduled one-year annual award (the "Annual Award") under the Company's Incentive Plan, up to 100 percent of such amount for officers with 20 years or more of service. Pursuant to arrangements with the Company, incremental portions of Mr. Peoples' Annual Award, beginning with his date of election as an officer, are included in his compensation covered by the Supplemental Plan and 100% of his Annual Award will be included by the end of five years of service under the

Supplemental Plan. With respect to Mr. Haney, upon completion of six years of service under the Supplemental Plan, incremental portions of his Annual Award will be included in his compensation covered by the Supplemental Plan. The current compensation covered by the Supplemental Plan for each of the individuals listed on the Summary Compensation Table who are participants in the Supplemental Plan is as follows: Mr. Peoples, $160,650; Mr. Blanchet, $323,806; Mr. Haney, $59,830; Mr. Biederman, $151,281; Mr. McBennett, $114,611; Mr.
Fischer, $174,785; and Mr. Roque, $172,776. The amounts shown in the Supplemental Plan Table are calculated on the basis of years of credited service under the Supplemental Plan. The years of credited service for the individuals named in the Summary Compensation Table who are participants in the Supplemental Plan are as follows: Mr. Peoples, 1 year; Mr. Blanchet, 18 years; Mr. Haney, 2 years; Mr. Biederman, 21 years; Mr. McBennett, 24 years; Mr. Fischer, 17 years; and Mr. Roque, 16 years.

     The Retirement Plan provides for benefits based on modified career average earnings. The benefit formula is (1) an amount equal to 2% of compensation for each year of credited service after December 31, 1987 (including two additional years of credited service at the final rate of base pay limited to $150,000) and
(2) an additional amount equal to 1 1/2% of the annual rate of compensation as of January 1, 1988 multiplied by the number of years of credited service prior to that date. The Retirement Plan also provides a pension supplement of $600 per month to employees between the ages of 60 and 62. This supplement becomes payable on the retirement date of the individual and will remain in place until the first of the month on or before attaining their 62nd birthday. A participant's benefits become vested upon completion of five years of eligible service or on reaching age 65. Benefits payable under the Retirement Plan at age 65 are reduced 1/3 of 1% for each month the participant is under 60 years of age at the time benefits commence. Benefits under the Retirement Plan are not subject to Social Security or any other offset amounts. Directors who are not employees of the Company are not covered by the Retirement Plan. In the event of a change in control of the Company, benefits would vest immediately and could be increased to the extent of surplus funds held under the Retirement Plan. As of December 31, 1994, Messrs. Bubolo and Tummarello, who are not participants in the Supplemental Plan, have 15 years and 16 years of credited service, respectively, under the Retirement Plan. Their estimated annual benefits payable under the Retirement Plan upon retirement at age 65, are, respectively, $31,352 and $29,585.

     The Supplemental Plan is designed to provide additional retirement benefits to officers of the Company who are participants in the Supplemental Plan and have at least five years of service as officers. The Supplemental Plan provides for benefits calculated by applying a percentage based on years of service to average compensation over the three years of highest compensation, reduced by the participant's Retirement Plan benefit. For unvested participants, benefits would vest upon termination of employment following a change in control of the Company. The Company has established a trust under the Supplemental Plan. Notwithstanding the creation of the trust, the Company continues to be primarily liable for the benefits payable under the Supplemental Plan and will be obligated to make such payments to the extent the trust does not.

     Pursuant to agreements with the Company, Mr. Peoples and Mr. Haney became participants in the Supplemental Plan upon their appointment as officers and are treated as having satisfied the five years of service as an officer requirement for participation in the Supplemental Plan. Under his agreement Mr. Peoples' Supplemental Plan benefit percent is currently 14% of an aggregate of his base salary and a specified percentage of his Annual Award and this benefit percent will increase in increments to 70% of the aggregate of his base salary and his Annual Award by the end of five years of service. Under Mr. Haney's agreement, he will receive credit under the Supplemental Plan for two years of service for each of his first five years of service and his benefit formula will be calculated accordingly.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has entered into severance agreements with two of its officers which provide for certain payments in the event of an involuntary termination other than for cause, or termination by the individual for good reason, in each case within 24 months following a change in control of the Company. The principal benefits consist of a lump-sum severance payment equal to three times the individual's five-year average annual W-2 compensation, less one dollar, and continuation of the individual's life, medical and dental insurance for a period of 24 months. Payments to be made would be reduced to the extent of payments that the individual receives under the Company's Severance Pay Plan (described below). Payments in an amount which would otherwise cause the imposition of the parachute payment excise tax under section 280G of the Internal Revenue Code of 1986, as amended, could be further reduced to prevent imposition of such tax. The Company has established a trust which, in the event of a change in control of the Company, will be used for the payment of its obligations to its officers under these severance agreements. Notwithstanding the creation of the trust, the Company continues to be primarily liable for the compensation and benefits payable to its officers (whether before or after any such change in control) and will be obligated to make such payments to the extent that the trust does not.

     Mr. Blanchet resigned as a Director and officer of the Company and its subsidiaries effective March 1, 1995. Mr. Blanchet and the Company have entered into a Separation Agreement ("Separation Agreement") pursuant to which Mr. Blanchet will, for a period of 18 months, receive the sum of $25,000 per month (which sum may be reduced in certain circumstances). The Separation Agreement also provides for Mr. Blanchet's continued eligibility with respect to certain of the Company's benefit plans during the 18-month period.

     The Company has a Severance Pay Plan ("Severance Plan") applicable to all non-bargaining unit personnel with one or more years of service. The Severance Plan provides eligible employees with specified severance pay upon a termination of employment for the Company's convenience or following a change in control of the Company. An employee terminated for the convenience of the Company or within two years after a change in control of the Company is entitled to receive a severance payment calculated under formulas based on years of service and salary grades, with higher benefits being paid to employees in higher salary grades. Aggregate severance payments, which cannot exceed an employee's annual compensation, are payable monthly at the employee's final rate of compensation or, in the event of a change in control of the Company, immediately. In addition, life and health insurance benefits are continued for eligible employees following termination of employment for the severance period.

     In addition to his participation in the Severance Plan, Mr. Peoples, pursuant to an arrangement with the Company, in the event of his termination without cause or an involuntary termination, will be entitled to payment of two years base salary (based on the salary rate at the time of such termination) plus any annual and long-term incentives accrued to the date of such termination. Mr. Haney, pursuant to an arrangement with the Company, will be entitled, if his employment is terminated by the Company for convenience other than for cause, to receive a severance payment under the Severance Plan equal to his annual rate of base pay at the time of such termination.

     The Company maintains insurance providing for reimbursement, with certain exclusions and deductions, to the Company for payments it makes to indemnify directors, officers and certain other persons for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities and to directors and officers for such losses, costs and expenses for which they are not indemnified by the Company. In addition, such insurance covers directors and officers and certain other persons against certain liabilities which could arise in connection with the administration of the Company's retirement and benefit plans. The Company's current contracts for such insurance, which became effective May 16, 1994, are with National Union Fire Insurance Company of Pittsburgh, Pennsylvania and the Aetna Casualty and Surety Company. The aggregate annual premium cost is $323,000.

              2. AS TO THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     In accordance with the recommendation of its Audit Committee, the Board of Directors recommends that the shareholders authorize the appointment of the firm of Arthur Andersen LLP, independent public accountants, to audit the books, records and accounts of the Company and its subsidiaries for the year 1995.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

     While there is no legal requirement that this proposal be submitted to a vote of the shareholders, approval of the shareholders is being requested because the Board of Directors believes that the selection of independent public accountants to audit the books, records and accounts of the Company and its subsidiaries is of sufficient importance to seek such approval. If this proposal is rejected, the Board of Directors would, in due course and having regard for the requirements of orderly procedure, select other independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

               3. AS TO OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not intend to bring any matters before the meeting other than those referred to above and knows of no other matters which may come before the meeting. If any other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

                       DEADLINE FOR SHAREHOLDER PROPOSALS

     November 10, 1995 is the date by which proposals of shareholders of the Company intended to be presented at the 1996 Annual Meeting of Shareholders of the Company must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                        SETTLEMENT OF DERIVATIVE ACTION

     On August 31, 1993, a shareholder of the Company commenced a shareholder derivative action in the Supreme Court of the State of New York, New York County, entitled Patents Management Corporation v. Orange and Rockland Utilities, Inc., et al., No. 93-122186. The defendants were the Company (a nominal defendant), all but one of the then directors of the Company, including James F. Smith, and Linda Winikow, Paul Pickard, Maria Pickard, Communications Strategies International, Devotion, Inc., Stanford Silverman and Justin Schwartz. An amended complaint later added Thomas A. Griffin, Jr. as a defendant.

     As amended, the Patents Management complaint alleged that the Board of Directors had failed to detect or prevent the wrongdoing detailed in the Report of the Special Committee discussed in the 1994 Annual Report, including misuse of Company funds by Mr. Smith, Ms. Winikow, Mr. Griffin, and others. The complaint sought unspecified damages and punitive damages.

     On December 22, 1994, the plaintiff, the Company and the defendants who remained directors of the Company (the "Remaining Directors") entered into an agreement to settle the litigation (the "Settlement Agreement"), subject to approval by the Court. In the Settlement Agreement, the plaintiff recognized the remedial actions taken by the Board of Directors after the wrongdoing at the Company was discovered and the Patents Management action was commenced, and the Company undertook to carry those measures to completion.

     The Settlement Agreement also required the Company to pay the plaintiff's attorney's fees and expenses in an amount set by the Court. It further provided that the Patents Management action would be dismissed with prejudice as to the Company and the Remaining Directors, so as to effect a full and final settlement as to them of all claims arising out of the complaint or the Stier Report, but without prejudice as to the other defendants. At a hearing on February 23, 1995, the Settlement Agreement was approved by the Court, which awarded the plaintiff $155,000 in attorney's fees and expenses and entered a final order and judgment dismissing the action in accordance with the terms of the Settlement Agreement. No action is required in connection with this settlement by any shareholder.

                                 MISCELLANEOUS

     This solicitation is by the Board of Directors of the Company and the expenses of solicitation, including reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners of Common Stock held in their names, will be borne by the Company. The Company has retained Kissel-Blake Inc. to assist with the solicitation of proxies for a fee of $8,500, plus reimbursement of out-of-pocket expenses. In addition, Directors, officers or employees of the Company may solicit proxies by telephone or in person, the costs of which will be nominal.

                                    By Order of the Board of Directors,

                                        H. KENT VANDERHOEF
                                        Chairman of the Board of Directors

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 12, 1995 A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR 1994, UPON WRITTEN REQUEST TO THE OFFICE OF THE TREASURER, ORANGE AND ROCKLAND UTILITIES, INC., ONE BLUE HILL PLAZA, PEARL RIVER, NEW YORK 10965.

                     ORANGE AND ROCKLAND UTILITIES, INC.
    COMMON STOCK PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 12, 1995
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned, revoking all previous proxies, appoints H. KENT VANDERHOEF, D. LOUIS PEOPLES and R. LEE HANEY, and each of them, proxies, with power of substitution to each to vote and act at the Annual Meeting of Shareholders of ORANGE AND ROCKLAND UTILITIES, INC. to be held at 390 West Route 59, Spring Valley, New York, on Wednesday, April 12, 1995, at 10:30 A.M., and at any adjournments thereof, on and with respect to the Common Stock of the undersigned, or on and with respect to which the undersigned is entitled to vote or act, as indicated on the reverse side, and as set forth in the notice and proxy statement dated March 10, 1995.

            (Continued, and to be dated and signed, on other side)

I PLAN TO ATTEND MEETING    / /


EVERY PROPERLY SIGNED PROXY WILL BE VOTED (OR NOT VOTED) IN ACCORDANCE WITH SPECIFICATIONS MADE BELOW, AND WILL BE VOTED FOR THE ELECTION OF ALL PERSONS NAMED AND FOR THE ACTIONS PROPOSED IF NO SPECIFICATIONS ARE INDICATED.


                --------------------     --------------------
                        COMMON                  D.R.S.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                       EACH OF THE FOLLOWING PROPOSALS.

Item 1-To elect the following directors                                     Item 2-To appoint Arthur Andersen LLP as
3-Year Term- James F. O'Grady, Jr.                                          independent public accountants for 1995.
             D. Louis Peoples
             H. Kent Vanderhoef                                                      FOR          AGAINST        ABSTAIN
1-Year Term-Frederic V. Salerno                                                      / /            / /            / /

                                                                            Item 3-In their discretion, the proxies are authorized
To withhold authority to vote for any individual nominee(s), print that     to act on such other matters as may properly come
nominee's name below:                                                       before the meeting or any adjournments thereof.


                                                                            All powers may be exercised by a majority of said
                                                                            proxies or said substitutes voting or acting or,
                                                                            if only one votes and acts, then by that one.

                                                                            Dated:                                            , 1995
                                                                                   ------------------------------------------

                                                                            -------------------------------------------------------
                                                                                               Signature

                                                                            -------------------------------------------------------
                                                                                               Signature

                                                                            (NOTE: Signature should agree with name imprinted
                                                                            hereon. Executors, administrators, trustees,
                                                                            guardians and attorneys should so indicate when
                                                                            signing. If stock is registered in more than one name,
                                                                            each joint owner should sign.)



  IMPORTANT: PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

[O&R LOGO]
ORANGE AND ROCKLAND   One Blue Hill Plaza, Pearl River, New York 10965


                                                                  March 10, 1995
Dear Employee:

      As a participant in the Orange and Rockland Utilities, Inc. Management Employees' Savings Plan (the "Plan"), you have designated a portion of your contributions to the Plan for investment in Common Stock of the Company. Such stock is held in trust for you by Mellon Bank, N.A., as Trustee.

      You have the right to give instructions as to how you wish the Trustee to vote your Plan shares on all matters presented to the Company's shareholders. Accordingly, enclosed are copies of the Company's proxy material and proxy card to be used in instructing the Trustee to vote your Plan shares at the Annual Meeting of Shareholders of the Company to be held on April 12, 1995. The proxy card must be received no later than April 7, 1995.

      YOU MUST SIGN AND RETURN THE ENCLOSED PROXY CARD IF YOU WISH YOUR PLAN SHARES TO BE VOTED, REGARDLESS OF WHETHER YOU HAVE EXECUTED A PROXY RELATING TO OTHER COMPANY SHARES OWNED BY YOU. THE PROXY CARD FOR YOUR PLAN SHARES MUST BE RECEIVED BY APRIL 7, 1995. IN THE EVENT YOU DO NOT RETURN THE PROXY CARD, THE TRUSTEE WILL VOTE YOUR SHARES IN THE SAME PROPORTIONS ON EACH ISSUE AS THE SHARES FOR WHICH THE TRUSTEE HAS RECEIVED INSTRUCTIONS.

      I urge you to fill in, date, and sign and return this proxy promptly. Your confidential voting instructions will be seen only by the Trustee and the Trustee's authorized agent, Chemical Bank.

                                           Sincerely yours,

                                           /s/ D. LOUIS PEOPLES

                                           D. LOUIS PEOPLES
                                           Vice Chairman of the
                                              Board of Directors and
                                              Chief Executive Officer

[O&R LOGO]
ORANGE AND ROCKLAND   One Blue Hill Plaza, Pearl River, New York 10965


                                                                  March 10, 1995
Dear Employee:

      As a participant in the Orange and Rockland Utilities, Inc. Hourly Group Savings Plan (the "Plan"), you have designated a portion of your contributions to the Plan for investment in Common Stock of the Company. Such stock is held in trust for you by Mellon Bank, N.A., as Trustee.

      You have the right to give instructions as to how you wish the Trustee to vote your Plan shares on all matters presented to the Company's shareholders. Accordingly, enclosed are copies of the Company's proxy material and proxy card to be used in instructing the Trustee to vote your Plan shares at the Annual Meeting of Shareholders of the Company to be held on April 12, 1995. The proxy card must be received no later than April 7, 1995.

      YOU MUST SIGN AND RETURN THE ENCLOSED PROXY CARD IF YOU WISH YOUR PLAN SHARES TO BE VOTED, REGARDLESS OF WHETHER YOU HAVE EXECUTED A PROXY RELATING TO OTHER COMPANY SHARES OWNED BY YOU. THE PROXY CARD FOR YOUR PLAN SHARES MUST BE RECEIVED BY APRIL 7, 1995. IN THE EVENT YOU DO NOT RETURN THE PROXY CARD, THE TRUSTEE WILL VOTE YOUR SHARES IN THE SAME PROPORTIONS ON EACH ISSUE AS THE SHARES FOR WHICH THE TRUSTEE HAS RECEIVED INSTRUCTIONS.

      I urge you to fill in, date, and sign and return this proxy promptly. Your confidential voting instructions will be seen only by the Trustee and the Trustee's authorized agent, Chemical Bank.

                                           Sincerely yours,

                                           /s/ D. LOUIS PEOPLES

                                           D. LOUIS PEOPLES
                                           Vice Chairman of the
                                              Board of Directors and
                                              Chief Executive Officer